SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               SEAFOODS PLUS, LTD.
             (Exact name of registrant as specified in its charter)

        Utah                                                87-0413539
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

110 Commerce Drive, Allendale, New Jersey                    07401
(Address of Principal Executive Offices)                     (Zip Code)

                                 (201) 236-1100
                (Issuer's Telephone Number, including Area Code)

                               1998 Incentive Plan
                              (Full Title of Plan)

                                Michael W. Levin
                 Chairman, President and Chief Executive Officer
                               110 Commerce Drive
                           Allendale, New Jersey 07401
                     (Name and address of agent for service)

                                 (201) 236-1100
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
                                                       Proposed                 Proposed
                                                       Maximum                  Maximum
Title of Each                                          Offering                 Aggregate
Class of Securities           Amount to be             Price Per                Offering                Amount of
To be Registered              Registered               Share                    Price                   Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
par value..................   500,000                  $2.625 (1)               $1,312,500 (1)          $387.19
--------------------------------------------------------------------------------------------------------------------------------

     (1) This calculation is made solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the average of the high asked and low bid prices of $2.625 for the Common Stock on August 7, 1998.

                                     PART II


Item 3.  Incorporation of Documents by Reference.

         The following documents, which have been filed by Seafoods Plus, Ltd. (the "Registrant") with the Securities and Exchange Commission (the
"Commission"),  are  hereby  incorporated  by  reference  in  this  Registration
Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

         (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the past twelve months.

         (c)      Not applicable.

         All documents filed by the Registrant, pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing such documents.

         The Registrant will provide without charge to any Plan participant, upon the oral or written request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Frances Blanco, Vice President, 110 Commerce Drive, Allendale, New Jersey 07401, telephone number: (201) 236-1100.

Item 4.  Description of Securities.

         Each share of the Registrant's Common Stock, $.001 par value per share ("Common Share"), currently outstanding is fully paid and nonassessable and is entitled to one vote per share on all matters submitted for action by stockholders. All Common Shares are equal to each other with respect to the election of directors and cumulative voting is not permitted; therefore, the holders of more than 50% of the outstanding Common Shares can, if they choose to do so, elect all directors. The terms of the directors are not staggered. Directors are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified. There are no preemptive rights to purchase any additional Common Shares or other securities of the Registrant. Holders of Common Shares are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation or dissolution, holders of Common Shares are entitled to receive pro rata the remaining assets after creditors and holders of any class of stock having liquidation rights senior to holders of Common Shares have been paid in full.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

         Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

         Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

          Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16- 10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

          Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Exhibit No.       Description of Exhibit

4                 Seafoods Plus, Ltd. 1998 Incentive Plan

5                 Opinion on Legality of Fischbein Badillo Wagner Harding

23.1              Consent of Mantyla, McReynolds & Associates

23.2              Consent of Fischbein Badillo Wagner Harding (included in
                  Exhibit 5)

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allendale, State of New Jersey, on the 10th day of August, 1998.

                                   SEAFOODS PLUS, LTD.


                                   By:  /s/ Michael W. Levin
                                        Michael W. Levin, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.




Date: 8/10/98     By:      /s/ Michael W. Levin
                           Michael W. Levin, Chief Executive Officer,
                           President and Chairman of the Board



Date: 8/10/98     By:      /s/ Frances Blanco
                           Frances Blanco, Vice President, Treasurer,
                           Secretary and Director



Date: 8/10/98     By:      /s/ Paul C. Baker
                           Paul C. Baker, Director

                                  EXHIBIT INDEX


Exhibit No.       Description of Exhibit

4                 Seafoods Plus, Ltd. 1998 Incentive Plan

5                 Opinion on Legality of Fischbein Badillo Wagner Harding

23.1              Consent of Mantyla, McReynolds & Associates

23.2              Consent of Fischbein Badillo Wagner Harding (included in
                  Exhibit 5)